Exhibit 99.(h)(6)

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ABERDEEN FUNDS

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT, effective as of June 11, 2008, as amended December 7, 2010 by and between ABERDEEN ASSET MANAGEMENT INC. (the “Investment Adviser”) and ABERDEEN FUNDS (the “Trust”) a Delaware statutory trust, on behalf of the funds listed on Exhibit A (each, a “Fund”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open end management investment company of the series type, and each Fund is a separate series of the Trust; and

WHEREAS, the Trust and the Investment Adviser have entered into an Investment Advisory Agreement (the “Advisory Agreement”), pursuant to which the Investment Adviser renders investment advisory services to each Fund for compensation based on the value of the average daily net assets of that Fund; and

WHEREAS, the Trust and the Investment Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which that Fund would otherwise be subject.

NOW, THEREFORE, the parties hereto agree as follows:

1.                                       Expense Limitation.

1.1.                              Applicable Expense Limit.  To the extent that the aggregate expenses incurred by a Fund or class of a Fund in any fiscal year, including but not limited to investment advisory fees of the Investment Adviser (but excluding interest, taxes, brokerage fees, short sale dividend expenses, Acquired Fund Fees and Expenses, 12b-1 fees, administrative services fees and extraordinary expenses for a Fund (Aberdeen Global Small Cap Fund and Aberdeen Global Fixed Income Fund will not exclude administrative service fees until July 21, 2011)) (“Fund Operating Expenses”), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall be borne by or reimbursed by the Investment Adviser.  The Investment Adviser shall pay Excess Amounts due to a Fund on a monthly basis.

1.2.                              Operating Expense Limit.  The Operating Expense Limit in any year shall be an amount that is a percentage of the fiscal year to date average daily net assets of each class of the Fund at an annual rate as described in Exhibit A, or such other annual rate as may be agreed to in writing by the parties.  The parties hereby agree that Operating Expense Limit described in Exhibit A will not be increased before the date listed on Exhibit A.

2.                                       Reimbursement of Fee Waivers and Expense Reimbursements.

2.1.                              Reimbursement.

Prior to the 2010 Expiration Date for each Fund, as detailed in Exhibit A, if the year to date average total net assets of a Fund are greater than $100 million on the computation date to determine reimbursements, the Investment Advisory Agreement is still in effect and the Fund Operating Expenses are less than the Operating Expense Limit on the computation date to determine reimbursements, then the Adviser may be reimbursed by a Fund, in whole or in part, for the advisory fees waived or reduced and other payments remitted by the Investment Adviser to the Fund pursuant to Section 1 hereof.  Commencing on the first day after the 2010 Expiration Date for each Fund, as detailed in Exhibit A, if the Investment Advisory Agreement is still in effect and the Fund Operating Expenses are less than the Operating Expense Limit on the computation date to determine reimbursements, then the Adviser may be reimbursed by a Fund, in whole or in part, for the advisory fees waived or reduced and other payments remitted by the Investment Adviser to the Fund pursuant to Section 1 hereof.  Payment of any reimbursements is subject to quarterly approval by the Trust’s Board of Trustees as provided in Section 2.2 below.  Reimbursements, if any, will be paid no less frequently than quarterly. The total amount of reimbursement to which the Investment Adviser may be entitled (the “Reimbursement Amount”) shall equal, at any time, the sum of all advisory fees previously waived or reduced by the Investment Adviser and all other payments remitted by the Investment Adviser to a Fund or a class of a Fund (as appropriate), pursuant to Section 1 hereof, less any reimbursement previously paid by such Fund to the Investment Adviser, pursuant to Section 2 hereof, with respect to such waivers, reductions, and payments; provided, however, that no Reimbursement Amount shall be paid at a date more than three (3) years after the date when the Investment Adviser waived investment advisory fees or reimbursed other expenses to a Fund or a class of a Fund for the corresponding Excess Amount pursuant to Section 1.  The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, but not limited to, interest accruable on the Reimbursement Amount.

2.2.                              Board Approval.  No reimbursement shall be paid to the Investment Adviser pursuant to this provision unless the Trust’s Board of Trustees has determined that the payment of such reimbursement is appropriate in light of the terms of this Agreement.  The Trust’s Board of Trustees shall determine quarterly whether any portion of the Reimbursement Amount may be paid to the Investment Adviser for the most recent completed fiscal quarter or any earlier period.

2.3.                              Year-End Adjustment.  If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

2.4                                 Change in Waiver Amounts.  If the Board approves any changes in the waiver terms or limitations as detailed in Exhibit A, reimbursements are only permitted to the extent that the terms of the Operating Expense Limit that were in effect at the time of the waiver are met at the time that reimbursement is approved.

3.                                       Term and Termination of Agreement.

This Agreement shall continue in effect for the period listed on Exhibit A for any Fund covered by the Agreement and then unless this Agreement is terminated earlier as provided below, from year to year thereafter provided such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Trustees”), provided however, that the reimbursements described in Section 2.1 will not continue to accrue for more than three (3) years after the date when the Investment Adviser waived investment advisory fees or reimbursed other expenses to a Fund or a class of a Fund for the corresponding Excess Amount pursuant to Section 1.  In order to terminate the Agreement, the terminating party must give at least 30 days’ prior written notice to the Trust prior to the end of the period listed on Exhibit A or the end of the annual renewal.  Regardless of any other termination provisions, the provisions contained in Section 2 of this Agreement relating to the reimbursement of the Investment Adviser for fee waivers and expense reimbursements previously made by the Investment Adviser on behalf of the Fund shall survive the termination of the Agreement.

4.                                       Miscellaneous.

4.1.                              Captions.  The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2.                              Interpretation.  Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

4.3.                              Definitions.  Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

ABERDEEN FUNDS

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President

ABERDEEN ASSET MANAGEMENT INC.

By:	/s/ Jennifer Nichols
Name: Jennifer Nichols
Title: Director and Vice President

EXHIBIT A*

to the Amended and Restated Expense Limitation Agreement between

ABERDEEN FUNDS and

ABERDEEN ASSET MANAGEMENT INC.

Name of Fund/Class	2010 Expense Limitation	2010 Expiration Date	2011 Expense Limitation(1)	2011 Expiration Date
Aberdeen U.S. Equity Fund	1.21%	Feb. 28, 2011	1.21%	Feb. 27, 2013
Aberdeen Global Equity Fund	1.32%	Feb. 28, 2011	1.32%	Feb. 27, 2013
Aberdeen China Opportunities Fund	1.62%	Feb. 28, 2011	1.62%	Feb. 27, 2013
Aberdeen Emerging Markets Fund	1.42%	Feb. 28, 2011	1.42%	Feb. 27, 2013
Aberdeen International Equity Fund	1.24%	Feb. 28, 2011	1.24%	Feb. 27, 2013
Aberdeen Equity Long-Short Fund	1.45%	Feb. 28, 2011	1.40%	Feb. 27, 2013
Aberdeen Global Financial Services Fund	1.19%	Feb. 28, 2011	1.19%	Feb. 27, 2013
Aberdeen Natural Resources Fund	1.16%	Feb. 28, 2011	1.16%	Feb. 27, 2013
Aberdeen Small Cap Fund	1.04%	Feb. 28, 2011	1.15%	Feb. 27, 2013
Aberdeen Tax Free Income Fund	0.68%	Feb. 28, 2011	0.68%	Feb. 27, 2013
Aberdeen Optimal Allocations Fund: Growth	0.25%	Feb. 28, 2011	0.25%	Feb. 27, 2013
Aberdeen Optimal Allocations Fund: Moderate Growth	0.25%	Feb. 28, 2011	0.25%	Feb. 27, 2013
Aberdeen Optimal Allocations Fund: Moderate	0.25%	Feb. 28, 2011	0.25%	Feb. 27, 2013
Aberdeen Optimal Allocations Fund: Defensive	0.25%	Feb. 28, 2011	0.25%	Feb. 27, 2013
Aberdeen Optimal Allocations Fund: Specialty	0.25%	Feb. 28, 2011	0.25%	Feb. 27, 2013
Aberdeen Core Income Fund	0.50%	Dec. 1, 2011	0.50%	Feb. 27, 2013
Aberdeen Core Plus Income Fund	0.50%	Feb. 28, 2011	0.50%	Feb. 27, 2013
Aberdeen Asia Bond Institutional Fund	0.65%	July 20, 2011	0.70%	Feb. 27, 2013
Aberdeen Global Fixed Income Fund	0.95%	July 20, 2011(2)	0.95%	Feb. 27, 2013
Aberdeen Global Small Cap Fund	1.30%	July 20, 2011(2)	1.30%	Feb. 27, 2013
Aberdeen International Equity Institutional Fund	0.95%	Dec. 1, 2011	1.10%	Feb. 27, 2013
Aberdeen Emerging Markets Institutional Fund	0.95%	Nov. 23, 2011	1.10%	Feb. 27, 2013
Aberdeen Asia-Pacific (ex-Japan) Equity Institutional Fund	1.25%	Feb. 28, 2011	1.25%	Feb. 27, 2013
Aberdeen Ultra-Short Duration Bond Fund	0.40%	One year from start date of operations [December 1, 2011]	0.40%	Feb. 27, 2013
Aberdeen Emerging Markets Debt Local Currency Fund	0.90%	One year from start date of operations	TBD	TBD
Aberdeen Global High Yield Bond Fund	0.75%	One year from start date of operations	TBD	TBD

* As most recently updated January 7, 2011

(1)	2011 Expense Limitation commences one day after the 2010 Expiration Date.
(2)	Commencing one day after the 2010 Expiration Date, these Funds will exclude Administrative Service Fees from the Operating Expense Limit.

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